Exhibit 10.27

SEVERANCE AGREEMENT AND MUTUAL RELEASE

This Severance Agreement and Mutual Release (“Agreement”) is made and entered into by and between CYTORI THERAPEUTICS, INC., formerly known as MACROPORE BIOSURGERY, INC. (the “Company”) and SHARON SCHULZKI.

WHEREAS, SHARON SCHULZKI has been employed by the Company in one of the following capacities since July 17, 2000: Vice President of Marketing and Sales, Senior Vice President of Spine, and Chief Operating Officer;

WHEREAS, SHARON SCHULZKI was on a paid leave of absence effective June 22, 2005 and an unpaid leave of absence effective June 27, 2005;

WHEREAS, the parties have now decided to sever the employment relationship and SHARON SCHULZKI desires to receive enhanced severance pay in exchange for the releases contained in this Agreement;

WHEREAS, SHARON SCHULZKI and the Company desire to ensure a completely amicable parting and to settle fully and finally any and all differences or claims that might otherwise arise out of SHARON SCHULZKI’s employment with the Company and the cessation of her employment;

NOW, THEREFORE, in consideration of the mutual promises contained herein, it is agreed as follows:

1.                                       Termination Of Employment Relationship. The parties mutually agree that the employment relationship shall terminate and cease effective as of August 5, 2005 (“Termination Date”).

2.                                       Consideration. In consideration of this Agreement, CYTORI THERAPEUTICS, INC. agrees to pay SHARON SCHULZKI a lump sum of seven (7) times her monthly salary (total = $155,164.00) less standard tax and withholding requirements. The Company also agrees to allow SHARON SCHULZKI a two (2) year period of time from the Termination Date to exercise One Hundred Percent (100%) of her vested stock options, which equals Two Hundred Fifty Three Thousand, Seven Hundred Forty Three (253,743) options, upon the terms provided in the 1997 MACROPORE BIOSURGERY, INC. Stock Option and Stock Purchase Plan and the 2004 Equity Incentive Plan.

3.                                       Confidentiality. The parties understand and agree that this Agreement, and the matters discussed in negotiating its terms, are entirely confidential. It is therefore expressly understood and agreed that SHARON SCHULZKI will not reveal, discuss, publish or in any way communicate any of the terms, amount or fact of this Agreement to any person, organization or other entity, except as may be required by law and except to SHARON SCHULZKI’s immediate family members and professional representatives, who shall be informed of and bound by this confidentiality clause. It is also agreed and understood that the Company may make any disclosure of the terms of the agreement as may be required by law.

4.                                       Release Of Claims By Sharon Schulzki. Except for the payments and benefits set forth in this Agreement, SHARON SCHULZKI, for herself and her heirs, successors and assigns, does hereby waive, release, acquit and forever discharge Company, and Company’s parents, subsidiaries, affiliates, and related entities or companies, and all past and present officers, directors, shareholders, employees, agents, partners, attorneys, heirs, successors, and assigns, (hereinafter “Company Released Parties”) from any and all claims, actions, charges, complaints and causes of action (hereinafter collectively referred to as “claims”), of whatever nature, whether known or unknown, which exist or may exist on SHARON SCHULZKI’s behalf against Company Released Parties as of the date of this Agreement, including but not limited to any and all tort claims, contract claims, wage claims, commission claims, bonus claims, overtime claims, wrongful termination claims, public policy claims, retaliation claims, statutory claims, personal injury claims, emotional distress claims, privacy claims, defamation claims, fraud claims, and any and all claims arising under any federal, state or other governmental statute, law, regulation or ordinance relating to employment, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the California Labor Code, and the California Fair Employment and Housing Act covering discrimination in employment, including race, color, religious creed, national origin, ancestry, physical or mental disability, medical condition, marital status, military status, family care leave, pregnancy, sex, sexual orientation, age, and harassment or retaliation.

5.                                       Release Of Claims By Cytori Therapeutics, Inc. Except for the obligations of SHARON SCHULZKI set forth in this Agreement and the provisions of Sections 6 and 7, below, the Company, for itself and its parents, subsidiaries, affiliates, and related entities or companies, and all past and present officers, directors, shareholders, members, employees, agents, partners, attorneys, heirs, successors and assigns, does hereby waive, release, acquit and forever discharge SHARON SCHULZKI and her heirs, successors and assigns (“Schulzki Released Parties”), from any and all claims, actions, charges, complaints and causes of action (hereinafter collectively referred to as “claims”), of whatever nature, whether known or unknown, which exist or may exist against the Schulzki

Released Parties as of the date of this Agreement, including but not limited to any and all tort claims, contract claims, defamation claims, breach of duty and/or loyalty claims, public policy claims, and any and all claims arising under any federal, state or other governmental statute, law, regulation or ordinance, except as provided below.

6.                                       Claims Not Released The Company. Notwithstanding the release language set forth in Sections 5 and 7 by the Company, the releases described herein do not apply to any claims by the Company against SHARON SCHULZKI for theft, fraud, embezzlement, misappropriation of funds or trade secrets, or breach of confidentiality obligations by SHARON SCHULZKI. The Company is not presently aware of any such claims against SHARON SCHULZKI, but expressly reserves the right to bring such claims (if any), notwithstanding the release language contained in Sections 5 and 7 to the contrary.

7.                                       Waiver Of Rights Under Section 1542. It is further understood and agreed by the parties hereto that each of them, as a condition of this Agreement (except as set forth in Section 6 above), hereby expressly waive and relinquish any and all claims, rights or benefits that she or it may have against the other under California Civil Code section 1542, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release which if known by him or her must have materially affected his or her settlement with the debtor.”

In connection with such waiver and relinquishment, each party hereby acknowledges that she or it or their respective attorneys may hereafter discover claims or facts in addition to, or different from, those which are now known or believed to exist, but that each party expressly agrees to fully, finally and forever settle and release any and all claims, known or unknown, suspected or unsuspected, which exist or may exist on their behalf against the other at the time of execution of this Agreement, including, but not limited to, any and all claims relating to or arising from SHARON SCHULZKI’s employment with the Company or the termination of that employment, except for those claims identified in Section 6, above.

8.                                       Continuing Obligations Regarding Confidential Or Proprietary Information. SHARON SCHULZKI agrees to abide by all the surviving provisions of the Employment, Confidentiality, and Assignment Agreement which she executed on July 18, 2000, including but not limited to, promises to protect all confidential and proprietary information of Company.

9.                                       Release Of Age Discrimination Claims. SHARON SCHULZKI agrees to the release of all known and unknown claims, including expressly the waiver of any rights or claims arising out of the Federal Age Discrimination in Employment Act (“ADEA”) 29 U. S. C. § 621, et seq., and in connection with such waiver:

a.                                       SHARON SCHULZKI is hereby advised to consult with an attorney prior to signing this Agreement.

b.                                      SHARON SCHULZKI shall have a period of twenty one (21) days from the date of receipt of this Agreement in which to consider the terms of the Agreement. SHARON SCHULZKI may at her option execute this Agreement at any time during the 21-day period.

c.                                       SHARON SCHULZKI may revoke this Agreement at any time during the first seven (7) days following her execution of this Agreement, and this Agreement shall not be effective or enforceable until the seven-day period has expired.

10.                                 Employer Property And Trade Secrets. SHARON SCHULZKI will return to CYTORI THERAPEUTICS, INC. any and all of its property and documents which she may have in her possession. Including but not limited to the following:

•                  All computers and related accessories (printers, etc.)

•                  Cameras, video equipment, etc.

•                  Samples

•                  Literature

SHARON SCHULZKI further agrees never to disclose to any person or entity any confidential or proprietary information of or about CYTORI THERAPEUTICS, INC., except upon the express authorization and consent of Company.

11.                                 COBRA. SHARON SCHULZKI hereby acknowledges that Company has advised her that pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) she has a right to elect continued coverage under Company’s group health plan, at her own expense, for a period of up to eighteen months from the date of her termination.

12.                                 Non-Disparagement. Company and SHARON SCHULZKI agree that neither party will at any time defame, disparage or impugn the reputation of the other in any future communications with any third-party or entity.  “Disparage,” as used in this Agreement, means to make any statement, written or oral, that casts another party in a negative light of any kind, or implies or attributes any negative quality to another party.

13.                                 Liquidated Damages For Breach Of Non-Disparagement. In the event SHARON SCHULZKI breaches any component of the Non-Disparagement clause contained in the above Section 12 at any time, SHARON SCHULZKI acknowledges and agrees that it would be impractical or extremely difficult to ascertain the amount of actual damages to Company. For this reason, SHARON SCHULZKI agrees that any violation of the Non-Disparagement provision of this Agreement shall result in the imposition of liquidated damages, and not as a penalty, in the amount of Seven-Thousand Dollars ($7,000.00), per each occurrence, to be paid by SHARON SCHULZKI to Company, which represents the reasonable compensation for the loss incurred because of the breach.

14.                                 Ownership Of Claims. SHARON SCHULZKI represents and warrants that she is the sole and lawful owner of all rights, title and interest in and to all released matters, claims and demands as herein contained and that there has been no assignment or other transfer of any interest of any claim or demand which she may have against Company.

15.                                 Successors And Assigns. It is further expressly understood and agreed by SHARON SCHULZKI that this Agreement and all of its terms shall be binding upon each party’s respective representatives, heirs, executors, administrators, successors and assigns.

16.                                 No Admission Of Wrongdoing. This Agreement shall not in any way be construed as an admission by the released parties of any acts of wrongdoing whatsoever against SHARON SCHULZKI or any other person.

17.                                 Entire Agreement. This Agreement and Release sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof.

18.                                 Venue. Any proceeding brought to enforce this agreement shall be brought in San Diego Co., CA.

19.                                 Construction. If any provision herein shall be deemed void, invalid, unenforceable, or otherwise stricken, in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it valid and enforceable. The parties hereby agree to substitute a valid provision that will most closely approximate the economic/legal effect and intent or the invalid provision. The parties agree to execute any additional documents that may reasonably be necessary to effectuate the purposes of this agreement.

I HAVE READ AND CAREFULLY CONSIDERED THIS SEVERANCE AGREEMENT AND MUTUAL RELEASE, AND HAVE HAD A REASONABLE PERIOD OF TIME TO CONSIDER THIS AGREEMENT PRIOR TO SIGNING. CYTORI THERAPEUTICS, INC. HAS INDICATED THAT I AM FREE TO DISCUSS THIS AGREEMENT WITH MY FAMILY AND HAVE IT REVIEWED BY MY ATTORNEY PRIOR TO SIGNING IF I SO DESIRE. I AM SIGNING THIS AGREEMENT FREELY AND VOLUNTARILY.

Signed:	/s/ Sharon Schulzki	Date:	8/5/05
SHARON SCHULZKI

CYTORI THERAPEUTICS, INC.

Signed:	/s/ Christopher Calhoun	Date:	8/10/05
CHRISTOPHER CALHOUN
CEO